Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Vallon Pharmaceuticals, Inc. on Form S-8 to be filed on or about May 10, 2021 of our report dated March 29, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 10, 2021